Unless permitted under securities legislation, the holder of this security must not trade the security before March 16, 2012.

LOAN AGREEMENT

THIS AGREEMENT made effective as of the 15th day of November, 2011.

B E T W E E N:

ENTHRIVE INC., a company incorporated under the laws of the Province of Ontario,

(herein called the "**Lender**"),

and

LIVEREEL MEDIA CORPORATION, a company incorporated under the laws of Canada

(herein called the "**Borrower**").

THIS AGREEMENT WITNESSES that, in consideration of the mutual covenants and agreements herein contained and for other good and valuable consideration (the receipt and sufficiency of which are hereby acknowledged), the parties hereto covenant and agree as follows:

ARTICLE 1
INTERPRETATION

1.01 Defined Terms. The following terms shall for all purposes of this agreement, or any amendment hereto, have the respective meanings set forth below unless the context otherwise specifies or requires or unless otherwise defined herein:

"**Banking Day**" means any day other than a Saturday or a Sunday on which banks generally are open for business in Toronto, Ontario.

"**Common Share**" means the common shares in the capital of the Borrower.

"**Conversion Price**" means $0.10 per share (subject to adjustment in accordance with Article 5 hereof).

"**Corporate Reorganization**" means, in respect of a corporation, any transaction whereby all or substantially all of its undertaking, property and assets would become the property of any other Person or group of Persons whether by way of arrangement, reorganization, consolidation, amalgamation, merger, continuance under any other jurisdiction of incorporation or otherwise.

"Default" means any event which is or which, with the passage of time, the giving of notice or both would be an Event of Default.

"Event of Default" means any one of the events set forth in section 9.01.

"Loan" means the term loan made by the Lender to the Borrower as described in section 2.01 and defined therein.

"Loan Documents" means this agreement, and any document delivered in connection with this agreement.

"Lending Rate" means 10% per annum.

"M&A Transaction" means a transaction which results in the purchase and sale of all or substantially all of the issued and outstanding securities of the Borrower or a similar transaction resulting in a change of control of the Borrower.

"Maturity Date" means 18 months from the date of this Agreement.

"Persons" or **"person"** means and includes any individual, corporation, partnership, firm, joint venture, association, trust, government, governmental agency, board or authority, and other form of entity or organization.

1.02 Applicable Law. This agreement and all documents delivered pursuant hereto shall be governed by and construed and interpreted in accordance with the laws of the Province of Ontario and the laws of Canada applicable therein and the parties hereto do hereby attorn to the non-exclusive jurisdiction of the courts of the Province of Ontario.

1.03 Consents and Approvals. Whenever the consent or approval of a party hereto is required in a particular circumstance, such consent or approval shall not be unreasonably withheld or delayed by such party.

1.04 Plural and Singular. Where the context so requires, words importing the singular number shall include the plural and vice versa.

1.05 Headings. The division of this agreement into Articles and sections and the insertion of headings in this agreement are for convenience of reference only and shall not affect the construction or interpretation of this agreement.

1.06 Other Usages. References to "this agreement", "the agreement", "hereof", "herein", "hereto" and like references refer to this Loan Agreement and not to any particular Article, section or other subdivision of this agreement.

1.07 Time of the Essence. Time shall in all respects be of the essence of this agreement and no extension or variation of this agreement or of any obligation hereunder shall operate as a waiver of this provision.

ARTICLE 2
LOAN

2.01 Establishment of Loan. Subject to the terms and conditions hereof, the Lender hereby establishes in favour of the Borrower a non-revolving term loan (the "**Loan**") in the amount of Cdn$50,000.00.

2.02 Termination of Loan. The Loan shall terminate and become immediately due and payable upon the earliest to occur of (in each case, the "**Termination Date**"):

(a) the Maturity Date;

(b) an occurrence of an Event of Default and the subsequent termination of the Loan by the Lender in accordance with Article 9; and

(c) the date of completion of an M&A Transaction.

2.03 Time and Place of Payments. Unless otherwise expressly provided herein, the Borrower shall make all payments pursuant to this Agreement or pursuant to any document, instrument or agreement delivered pursuant hereto by delivery of a cheque or wire transfer to the Lender before 1:00 p.m. (Eastern Standard Time) on the day specified for payment. Any such payment received on the day specified for such payment but after 1:00 p.m. (Eastern Standard Time) thereon shall be deemed to have been received prior to 1:00 p.m. (Eastern Standard Time) on the Banking Day immediately following such day specified for payment. Failure to make payment of any amount payable under this Agreement on or before the earlier of the Maturity Date and the date of completion of an M&A Transaction, or to use the Loan as set out herein, or any other breach of this Agreement (including the Events of Default set out in Section 9 hereof, shall constitute an Event of Default under this Agreement and entitle the Lender to all of the rights and remedies of a secured creditor under applicable law and pursuant to the terms of this Agreement. Upon an Event of Default, the Lender may take any remedy or proceeding authorized or permitted hereby or by law or equity.

2.04 Use of Proceeds. The Borrower shall use the proceeds of the Loan to keep current its continuous and timely disclosure obligations under applicable securities laws and to generally maintain its reporting issuer status in good standing including, without limitation, payment of fees for services by the Chief Executive Officer and Chief Financial Officer of the Borrower, consistent with past practice.

ARTICLE 3
INTEREST

3.01 Interest. The principal amount of the loan outstanding from time to time under the Loan and the amount of overdue interest from time to time shall bear interest at a rate per annum equal to the Lending Rate.

3.02 Calculation of Interest. Interest on the outstanding principal amount and on the amount of overdue interest thereon from time to time, if any, shall accrue from day to day from and including the date of the Loan or the date on which such payment of overdue interest was due, as

the case may be, but excluding the date on which such loan or such overdue interest, as the case may be, is repaid in full (both before and after maturity and as well before and after judgment) and shall be calculated on the basis of the actual number of days elapsed divided by 365 or by 366 in the case of a leap year.

3.03 Payment of Interest. Interest, calculated at the aforesaid rate and in the aforesaid manner on the unpaid portion from time to time outstanding under the Loan Facility shall accrue commencing on the date hereof and shall be payable to the Lender on the Termination Date.

ARTICLE 4
REPAYMENTS AND PREPAYMENTS

4.01 Repayment of the Loan. The principal amount outstanding under the Loan, together with all accrued and unpaid interest and other amounts payable, shall be due and payable in full by the Borrower to the Lender on the Termination Date in Canadian funds.

4.02 Prepayments. The Borrower may prepay any amount outstanding under the Loan without bonus or penalty in whole or part upon two (2) Business Days prior notice to the Lender.

ARTICLE 5
CONVERSION OF LOAN

5.01 Optional Conversion of Loan

(a) At any time prior to the Maturity Date, the Lender may convert all or a portion of the outstanding Loan plus all accrued and unpaid interest thereon to the date of conversion, into Common Shares at the Conversion Price.

(b) The Lender may exercise such right to convert in whole or in part into Common Shares by surrendering such Loan Documents to the Borrower at its principal office in the City of Toronto, together with written notice in form and substance satisfactory to the Borrower.

(c) Upon the exercise of its right of conversion, the Lender shall surrender such Loan Documents to the Borrower, and the Borrower shall cancel the same and shall forthwith issue and deliver to the Lender a new Loan Document in an aggregate principal amount equal to the unconverted part of the principal amount of the Loan so surrendered.

(d) The Common Shares issued upon conversion (the "**Conversion Shares**") shall rank only in respect of dividends declared in favour of holders of record of Common Shares on or after the date of conversion or such later date as such Lender shall become the holder of record of such Common Shares pursuant to subsection 6.1(b), from which applicable date they will for all purposes be and be deemed to be issued and outstanding as fully paid and non-assessable Common Shares.

5.02 Delivery of Share Certificates

(a) The Lender shall be entitled to be entered in the books of the Borrower as at the date of conversion as the holder of the number of Conversion Shares into which the Loan is convertible in accordance with the provisions of this Article 5 and, within five (5) Business Days of the conversion, the Borrower shall deliver to the Lender a share certificate or certificates for such Conversion Shares.

(b) The Borrower shall not issue fractional shares upon conversion but shall issue the next highest whole number of shares otherwise to be issued after all necessary calculations in this Article 5 have been completed.

5.03 Reclassification

In the case of any reclassification of the Common Shares at any time outstanding or change of the Common Shares into some other shares, in case of a Corporate Reorganization of the Borrower (other than a Corporate Reorganization which does not result in a reclassification of the outstanding Common Shares or a change of the Common Shares into some other shares), all only as permitted hereunder, the Lender shall be entitled to receive upon conversion, and shall accept, in lieu of the number of Conversion Shares to which it was theretofore entitled upon such conversion, the kind and amount of shares and other securities or property which such Lender would have been entitled to receive as a result of such Corporate Reorganization if, on the effective date thereof, it had been the registered holder of the number of Common Shares to which it was theretofore entitled upon conversion. If necessary, appropriate adjustments shall be made in the application of the provisions set forth in this Article 6 with respect to the rights and interests thereafter of the Lender to the end that the provisions set forth in this Article 6 shall thereafter correspondingly be made applicable as nearly as may be possible in relation to any shares or other securities or property thereafter deliverable upon the conversion of this Loan. Any such adjustments shall be made by and set forth in a supplemental agreement hereto approved by the board of directors of the Borrower and shall for all purposes be conclusively deemed to be an appropriate adjustment.

5.04 Adjustment of Conversion Price.

(a) The Conversion Price in effect at any date shall be subject to adjustment from time to time as in this Section 5.04 provided, with the proviso that the events giving rise to an adjustment be only as permitted hereunder.

(b) If and whenever the Borrower shall (i) subdivide or redivide the outstanding Common Shares into a greater number of shares; (ii) reduce, combine or consolidate the outstanding Common Shares into a smaller number of shares; or (iii) issue any Common Shares or securities convertible into or exchangeable for Common Shares to the holders of all or substantially all of the outstanding Common Shares by way of a stock dividend (other than any stock dividends constituting dividends paid in the ordinary course) the number of Common Shares which may be acquired pursuant to Section 5.01 in effect on the effective date of

such subdivision, redivision, reduction, combination or consolidation or on the record date for such issue of Common Shares by way of a stock dividend, as the case may be, shall be increased, in the case of the events referred to in (i) and (iii) above, in the proportion which the number of Common Shares outstanding before such subdivision, redivision or dividend bears to the number of Common Shares outstanding after such subdivision, redivision or dividend, or shall be decreased, in the case of the events referred to in (ii) above, in the proportion which the number of Common Shares outstanding before such reduction, combination, or consolidation bears to the number of Common Shares outstanding after such reduction, combination or consolidation, and the Conversion Price shall be adjusted accordingly. Any such issue of Common Shares by way of a stock dividend shall be deemed to have been made on the record date fixed for such stock dividend for the purpose of calculating the number of outstanding Common Shares under this Section 5.04(b) or Section 5.04(d).

(c) In the case of any reclassification (other than a reclassification referred to in Section 5.04) of, or other change in, the outstanding Common Shares into which the Loan is convertible (other than a subdivision, redivision, reduction, combination or consolidation), the number of Conversion Shares which may be acquired pursuant to Section 5.01 and the Conversion Price shall be adjusted in such manner as the board of directors of the Borrower, with the approval of the Lender, determine to be appropriate on a basis consistent with this Section 5.04.

(d) The Lender shall from time to time immediately after the occurrence of any event which requires an adjustment or re-adjustment as provided in this Section 5.04, deliver a certificate of the Borrower to the Lender specifying the nature of the event requiring the same and the amount of the adjustment necessitated thereby and setting forth in reasonable detail the method of calculation and the facts upon which such calculation is based.

5.05 Borrower to Reserve Shares

The Borrower covenants with the Lender that it will at all times reserve and keep available out of its authorized shares, such maximum number of Common Shares and other shares (as applicable) as shall be issuable upon the conversion of the Loan. The Borrower covenants with the Lender that all Conversion Shares which shall be so issuable shall be duly and validly issued as fully-paid and non-assessable.

ARTICLE 6
SECURITY

6.01 Grant of Security Interest.

As general continuing collateral security for the due payment and performance of any and all present and future obligations of the Lender to the Borrower, the Borrower hereby grants a Lien as and by way of a fixed and floating Lien to and in favour of the Lender, in any and all of the undertaking, property and assets of the Borrower, real and personal, moveable and

immoveable, of whatsoever nature and kind whatsoever, now owned or hereafter acquired, including, without limitation, all present and future income, money, inventory, equipment, goods, chattel paper, documents of title, intangibles, revenues, rents, supplies, materials, credits, bank accounts, accounts, book debts, negotiable and non-negotiable Instruments, shares, stocks, bonds, debentures, securities, choses in action, proceeds of insurance, contracts, agreements, goodwill, trademarks, patents and patent rights, processes, inventions, franchises, powers, privileges, licenses and all other property and things of value, real or personal, tangible or intangible, legal or equitable, which the Borrower may be possessed of, or entitled, to or which may at any time hereafter be acquired by the Borrower, save and except for the last day of any term reserved by any lease now held or hereafter acquired by the Borrower (collectively, referred to as the "**Secured Property**") and the Borrower shall stand possessed of any such reservation in trust for the exclusive benefit of the Lender and to assign and dispose thereof as the Lender may direct. For purposes of this Agreement, "**Lien**" means any mortgage, hypothec, title retention, pledge, lien, claim, trust, assignment as security, right of set-off, charge, security interest or other encumbrance whatsoever, whether fixed or floating and howsoever created or arising.

ARTICLE 7
REPRESENTATIONS AND WARRANTIES

7.01 Representations and Warranties. To induce the Lender to enter into this agreement, the Borrower hereby represents and warrants to the Lender as follows and acknowledges and confirms that the Lender is relying upon such representations and warranties in providing the Loan hereunder:

(a) **Status and Power.** The Borrower is a corporation duly incorporated and organized and validly subsisting under the laws of the jurisdiction of its incorporation and is duly qualified, registered or licensed in all jurisdictions where such qualifications, registration or licensing is required to the extent that it is material. The Borrower has all requisite corporate capacity, power and authority to own, hold under licence or lease its properties, to carry on its business as now conducted and to otherwise enter into, and carry out the transactions contemplated by the Loan Documents.

(b) **Authorization and Enforcement of Documents.** All necessary action, corporate or otherwise, has been taken by the Borrower to authorize the execution, delivery and performance of the Loan Documents and the Borrower has duly executed and delivered each Loan Document. Each Loan Document is a legal, valid and binding obligation of the Borrower enforceable against the Borrower by the Lender in accordance with its terms.

(c) **Compliance with Other Instruments.** The execution, delivery and performance of the Loan Documents and the consummation of the transactions contemplated herein and therein by the Borrower (i) do not and will not conflict with, result in any breach or violation of, or constitute a default under, the terms, conditions or provisions of the articles and bylaws of the Borrower, any law, regulation, judgment, decree or order binding on or applicable to the Borrower and does not require the consent or approval of any other party, or any governmental body,

agency or authority, and (ii) do not and will not constitute a default or Event of Default in respect of any internal commitment, agreement or any other instrument to which the Borrower is now a party or by which it or its assets are otherwise bound, entitling any other party thereto to alleviate the maturity of amounts owing thereunder or to suspend the termination rights of the Borrower thereby.

(d) **Events of Default.** No Event of Default, and no event which, with the giving of notice or lapse of time would become an event of Default, has occurred or is continuing.

(e) **Borrower a Resident of Canada.** The Borrower is not a non-resident of Canada within the meaning of the *Income Tax Act* (Canada).

(j) **No Litigation.** There is no suit, action, litigation, arbitration, governmental or other legal proceeding in existence, pending or threatened against or involving the Borrower, and there is not presently outstanding against the Borrower any judgment, decree, injunction, rule or order of any court, governmental department, commission, agency, instrumentality or arbitrator.

7.02 Survival of Representations and Warranties. All of the representations and warranties of the Borrower contained in Section 7.01 shall survive the execution and delivery of this agreement notwithstanding any investigation made at any time by or on behalf of the Lender.

ARTICLE 8
COVENANTS

8.01 Positive Covenants. The Borrower hereby covenants and agrees with the Lender that, so long as there is any outstanding indebtedness or obligations hereunder and unless the Lender otherwise expressly consents in writing:

(a) **Payment of Obligations.** The Borrower will duly and punctually pay, or cause to be paid, to the Lender all amounts due and payable under this Agreement at the times and places and in the manner provided for herein.

(b) **Use of Proceeds.** The Borrower shall only use the proceeds of the Loan for the purposes set out in Section 2.04

(c) **Corporate Existence.** The Borrower shall maintain its corporate existence in good standing and shall not take part in any dissolution, reorganization, amalgamation, merger or any similar proceeding or arrangement.

(d) **Reporting Issuer Status.** The Borrower shall maintain its reporting issuer status in the jurisdictions in which it has such standings in good standing and shall comply with all applicable requirements relating to such status, including all timely and continuous disclosure requirements.

(e) **Conduct of Business.** The Borrower shall conduct its business in such a manner so as to comply in all material respects with all applicable laws and regulations.

The Borrower shall carry on and conduct its business in a proper and efficient manner and will keep or cause to be kept proper books of account and shall make therein true and accurate entries of all dealings and transactions in relation to such business, and shall make or cause to be made such books of account available for inspection by the Lender and its representatives during normal business hours.

(f) **Material Adverse Change**. The Borrower shall promptly notify the Lender of any material adverse change in the financial condition of the Borrower or in the ability of the Borrower to satisfy their obligations under any Loan Document.

(g) **Taxes and Claims.** The Borrower shall pay or cause to be paid all taxes, rates, government fees and dues levied, assessed or imposed upon it and upon its property or any part thereof, as and when the same become due and payable and shall pay all claims of any kind which, if unpaid, would by law become a Lien or charge on any assets or property of the Borrower.

(h) **Reimbursement.** The Borrower shall reimburse the Lender, on demand, for all reasonable costs, charges and expenses incurred by the Lender or on its behalf in interpreting and enforcing the rights of the Lender under this agreement or any other documentation ancillary to the completion of the transactions contemplated by this agreement including, without limiting the generality of the foregoing, all legal fees and disbursements.

(i) **Registration of Security**. The Borrower will provide the Lender with such assistance and do such things as the Lender may from time to time request so that the Liens of the Borrower in favour of the Lender hereunder will be and remain registered, recorded or filed from time to time in such manner and in such places as may be necessary in perfecting the security interests constituted thereby.

(j) **Maintenance of Liens.** The Borrower will fully and effectively maintain and keep maintained the Liens hereby created as valid and effective Liens at all times.

(k) **Location of Assets**. The Borrower shall give to the Lender prompt written notice of any change in the location of all property and assets of the Borrower.

(l) **Further Assurances**. The Borrower shall execute and deliver, or cause to be executed and delivered, to Lender such documents and agreements, and shall take or cause to be taken such actions, as the Lender may, from time to time, reasonably request to carry out the terms and conditions of this Agreement.

(m) **Notice of Default.** The Borrower shall promptly notify the Lender of the occurrence of any Default or Event of Default.

8.02 Negative Covenants. So long as any amounts payable under this Agreement remain unpaid, the Borrower shall not, without the prior written consent of the Lender:

(a) **Encumbrances**. Create, incur, grant, assume or suffer to exist any Lien on its undertaking, property and assets.

(b) **Disposal of Assets Generally**. Sell, exchange, lease, release or abandon or other dispose of all or any material part of the Borrower's assets or properties to any person.

(c) **Change to Business.** Make or permit any material change in the nature of its business as conducted on the date hereof.

(d) **Transactions With Related Parties**. Enter into any transaction in any transactions with persons not dealing at arm's length with the Borrower except in the ordinary course of, and pursuant to the reasonable requirements of, business and at prices and on terms not less favourable to the Borrower than could be obtained in a comparable arm's length transaction with another person.

(e) **Not to Amalgamate, etc**. Enter into any transaction (whether by way of reorganization, consolidation, amalgamation, merger, winding-up, consolidation, reorganization, reconstruction, continuance, transfer, sale, lease or otherwise) whereby all or substantially all of its undertaking, properties, rights or assets would become the property of any other person or, in the case of amalgamation or continuance, of the continuing company resulting therefrom.

(f) **Liquidation, etc.** Take or institute proceedings for the winding-up, liquidation, reorganization or dissolution of the Borrower.

(g) **Redemption**. Redeem or purchase any of its issued and outstanding securities or make any payment in respect of return of capital thereof.

(h) **Amend Articles.** Make any amendment to its articles of incorporation.

(i) **Relocation of Assets**. Locate, or permit to be situated, any material part of its property or assets in any jurisdiction other than the Province of Ontario.

(j) **Senior Indebtedness**. Create, incur, assume or be liable for any indebtedness that ranks senior in priority to the indebtedness created under this Agreement. For greater certainty, the Lender acknowledges that the Borrower entered into a Loan Agreement dated July 21, 2011 with 1057111 Ontario Limited in the principal amount of $16,667 and a Loan Agreement dated July 21, 2011 with Mad Hatter Investments Inc. in the principal amount of $33,334, each of which accrues interest at the Lending Rate until the maturity date of July 31, 2012 and is convertible into Common Shares at the Conversion Price. The Borrower may enter into further unsecured loan arrangements from time to time.

(k) **Guaranties**. The Borrower shall not make, issue or be or become liable on any guaranty, except in favor of the Lender.

(l) **Impairment of Security Interests**. The Borrower will not take or fail to take any action which would in any manner impair the value or enforceability of the Lender's security interest in any Secured Property. Further, the Borrower will not

adjust, settle, compromise, amend or modify any of its rights in the Secured Property (other than in the ordinary course of business).

(m) **Prohibited Contracts**. Except as expressly provided for in this Agreement, the Borrower will not, directly or indirectly, enter into, create, or otherwise allow to exist any contract or other consensual restriction on the ability of the Borrower (i) to repay loans and other indebtedness owing by it to the Lender; or (ii) to transfer any of its assets to Lender (except in accordance with the letter agreement dated July 15, 2010 between the Borrower and Alchemist Entertainment Limited). The Borrower will not amend or permit any amendment to any contract or lease which releases, qualifies, limits, makes contingent or otherwise detrimentally affects the rights and benefits of the Lender under or acquired pursuant to this Agreement as it relates to the Secured Property, other than in the ordinary course of business.

8.03 Lender Entitled to Perform Covenants. If the Borrower shall fail to perform any covenant on its part contained in Section 8.01, the Lender may, in its discretion, perform any of the said covenants capable of being performed by it and, if any such covenant requires the payment or expenditure of money, the Lender may make such payments (in which event such payment(s) shall be deemed to be part of the Loan and shall be added to the principal amount outstanding thereunder) but shall be under no obligation so to do.

ARTICLE 9
DEFAULT AND REMEDIES

9.01 Events of Default. Upon the occurrence of any one or more of the following events:

(a) the non-payment of any amount due hereunder which is not paid within five (5) Banking Days after written notice to do so by the Lender;

(b) the failure by the Borrower to use the proceeds of the Loan as set out in Section 2.04;

(c) the Borrower commits an act of bankruptcy; or the Borrower become bankrupt or insolvent, or admits in writing its inability to pay its debts as they mature, or makes an assignment for the benefit of creditors; or the Borrower shall apply for or consent to the appointment of any receiver, trustee or similar officer for all or any part of its property; or such receiver, trustee or similar officer shall be appointed without the application or consent of the Borrower and such appointment shall continue undischarged for a period of 30 days; or the Borrower shall institute (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, readjustment of debt, liquidation or similar proceeding (including the making of a proposal) relating to it under the Bankruptcy and Insolvency Act (Canada) or other legislation of Canada or any of its provinces with respect to bankruptcy or insolvency or under the laws of any other jurisdiction; or any such proceeding shall be instituted (by petition, application, answer, consent or otherwise) any bankruptcy, insolvency, readjustment of debt, liquidation or similar proceeding (including the making of a proposal) relating to

him under the Bankruptcy and Insolvency Act (Canada) or other legislation of Canada or any of its provinces with respect to bankruptcy of insolvency or under the laws of any other jurisdiction; or any such proceeding shall be instituted (by petition, application or otherwise) against the Borrower and shall remain undismissed for a period of thirty days;

(d) any representation or warranty made by the Borrower in this agreement proves to have been incorrect in any material respect when made or furnished;

(e) the breach or failure of due observance or performance by the Borrower of any covenant or provision of any Loan Document other than those heretofore dealt with in this Section 9.01, or of any other document, agreement or instrument delivered pursuant hereto or referred to herein which is not remedied by the Borrower within fifteen (15) Banking Days after written notice to do so by the Lender;

(f) the default by the Borrower in the payment, when due, of any indebtedness for borrowed money and such default has not been waived within the applicable cure period by applicable person(s), or if such indebtedness is accelerated or otherwise becomes due and payable prior to the stated maturity thereof;

(g) if any creditor of the Borrower takes any action to realize upon any assets of the Borrower, unless the same is being actively or diligently contested by the Borrower in good faith; or

(h) if there occurs, in the opinion of the Lender, acting reasonably, a materially adverse change in the financial condition or operation of the Borrower;

the Lender may, by notice to the Borrower, declare all indebtedness of the Borrower to the Lender pursuant to this agreement to be immediately due and payable whereupon all such indebtedness shall immediately become and be due and payable and the Loan shall immediately become enforceable without further demand or other notice of any kind, all of which are expressly waived by the Borrower. The Lender shall thereafter be entitled to take any action, remedy or proceeding authorized pursuant to the Loan Documents, at law or in equity.

9.02 Additional Remedies.

Without limiting the generality of the foregoing, upon any Event of Default which is continuing, it shall be lawful for the Lender to make any sale, lease or other disposition of the Secured Property either for cash or upon credit or partly for one and partly for the other upon such conditions as to terms of payment as it in its absolute discretion may deem proper (in accordance with applicable Laws) and to sue the Borrower for any deficiency remaining. In addition to those rights granted herein and in any other agreement now or hereafter in effect between the Lender and the Borrower, the Lender shall have, both before and after Default which is continuing, all the rights and remedies of a secured party under the *Personal Property Security Act* (Ontario) and any other applicable law as may from time to time be in effect. The Lender shall not be liable or accountable for any failure to exercise its remedies, take possession

of, collect, realize, sell or otherwise dispose of the Secured Property or any part thereof or to institute any proceedings for such purposes. Furthermore, the Lender shall have no obligation to take any steps to preserve rights against prior parties to any instrument or chattel paper whether Secured Property or proceeds thereof, whether or not in the possession of the Lender, and shall not be liable or accountable for failure to do so.

ARTICLE 10
MISCELLANEOUS

10.01 Waivers and Amendments. No failure or delay by the Lender in exercising any right hereunder shall operate as a waiver of such right nor shall any single or partial exercise of any power or right hereunder preclude its further exercise or the exercise of any other power or right. Any waiver by the Lender of the strict observance, performance or compliance with any term, covenant or condition of this agreement is not a waiver of any subsequent default and any indulgence by the Lender with respect to any failure to strictly observe, perform or comply with any term, covenant or condition of this agreement is not a waiver of the entire term, covenant or condition or any subsequent default. Any term, covenant, agreement or condition of this agreement may only be amended with the unanimous consent of all of the parties hereto or compliance therewith may only be waived (either generally or in a particular instance and either retroactively or prospectively) by the Lender.

10.02 Notices. All notices and other communications provided for herein shall be in writing and shall be personally delivered to the addressee or if the addressee is a corporation, to an officer or other responsible employee of the addressee, or sent by telefacsimile or other direct written electronic means, charges prepaid, at or to the applicable addresses or telefacsimile numbers, as the case may be, set opposite the party's name on a signature page hereof or at or to such other address or addresses, telefacsimile number or numbers as any party hereto may from time to time designate to the other parties in such manner. Any communication which is personally delivered as aforesaid shall be deemed to have been validly and effectively given on the date of such delivery if such date is a Banking Day and such delivery was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of delivery. Any communication which is transmitted by telefacsimile or other direct written electronic means as aforesaid shall be deemed to have been validly and effectively given on the date of transmission if such date is a Banking Day and such transmission was made during normal business hours of the recipient; otherwise, it shall be deemed to have been validly and effectively given on the Banking Day next following such date of transmission.

10.03 Severability. Any provision hereof which is prohibited or unenforceable shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof.

10.04 Successors and Assigns. This agreement shall enure to the benefit of and shall be binding upon the parties hereto and their respective heirs, executors, legal representatives, administrators, successors and permitted assigns.

10.05 Assignment. Neither this agreement nor the benefit thereof may be assigned by the Borrower. The rights and obligations of the Lender hereunder may be assigned or participated by the Lender in whole or in part without the consent of the Borrower.

10.06 Further Assurances. The Borrower shall do, execute and deliver or shall cause to be done, executed or delivered all such further acts, documents and things as the Lender may reasonably request for the purpose of giving effect to this agreement and to each and every provision hereof.

10.07 Entire Agreement. This agreement and the agreements referred to herein and delivered pursuant hereto constitute the entire agreement between the parties hereto and supersede any prior agreements, undertakings, declarations, representations and understandings, both written and verbal, in respect of the subject matter hereof.

10.08 Counterparts. This agreement may be executed in one or more counterparts, each of which shall be deemed to be an original and all of which taken together shall be deemed to constitute one and the same instrument.

IN WITNESS WHEREOF the parties hereto have executed this agreement as of the date first above written.

ENTHRIVE INC.

Per: ______________________________
Authorized Signing Officer

2300 Yonge Street
Suite 1704
Toronto, Ontario M4P 1E4

Fax: (416) 583-5776

LIVEREEL MEDIA CORPORATION

Per: ______________________________
Authorized Signing Officer

2300 Yonge Street
Suite 1710
Toronto, Ontario M4P 1E4

Fax: (416) 361.1537